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FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2001                     EXHIBIT 11.01

                           CARAUSTAR INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

           COMPUTATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                                2001      2000
                                                              --------   -------
Earnings:
  Net (loss) income available to common stock...............  $(10,844)  $ 2,142
                                                              --------   -------
Shares:
  Weighted average common shares outstanding................    27,815    25,624
  Dilutive effect of stock options..........................         0        25
                                                              --------   -------
  Average diluted shares outstanding and equivalents........    27,815    25,649
Basic earnings per common share:
  Net (loss) income.........................................  $  (0.39)  $  0.08
                                                              ========   =======
Diluted earnings per common share:
  Net (loss) income.........................................  $  (0.39)  $  0.08
                                                              ========   =======

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